Exhibit 99.1

The Home Depot Names Craig Menear President, U.S. Retail,
Mark Holifield EVP, Supply Chain and Product Development

ATLANTA, February 28, 2014 -- The Home Depot®, the world’s largest home improvement retailer, today announced that Craig Menear has been named president, U.S. retail, effective immediately. Menear was previously executive vice president, merchandising, responsible for all merchandising departments and merchandising services and strategy; the company’s supply chain network; global sourcing; vendor management; marketing; and online sales. In his new role, Menear will add responsibility for all U.S. store operations, with Marvin Ellison, executive vice president, U.S. stores, reporting to Menear.

The company also announced that Mark Holifield, senior vice president, supply chain, has been named executive vice president, supply chain and product development, with responsibility for sourcing and proprietary brands. Holifield will continue reporting to Menear.

“Craig is a world-class retailer and has done a terrific job in recent years leading some of the most important and successful initiatives in our company,” said Frank Blake, chairman and CEO. “And Mark has successfully led one of the most extensive supply chain transformations in retail history. Both are very deserving of their new leadership roles, and I look forward to their continuing contributions to our business.”

Menear, a 34-year retail veteran, joined The Home Depot in 1997 as a merchandising manager in the company’s Southwest Division, and steadily rose through the company’s merchandising ranks to his current position. Prior to joining The Home Depot, Menear held various merchandising positions at other retailers including IKEA, Builders Emporium, Grace Home Centers and Montgomery Ward, as well as operating an independent retail business.

Holifield has more than 30 years of experience in supply chain management. He joined The Home Depot in 2006 to design and implement a complete transformation of the company’s supply chain and logistics infrastructure, resulting in steadily improving inventory turns and in-stock levels. Prior to The Home Depot, Holifield spent 12 years at Office Depot in supply chain roles of increasing responsibility, and earlier in his career, held supply chain roles at Frito-Lay and H.E. Butt Grocery.

The Home Depot is the world's largest home improvement specialty retailer, with 2,263 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2013, The Home Depot had sales of $78.8 billion and earnings of $5.4 billion. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

###

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com